Exhibit 99.1

CSX Announces Retirement of Chief Operating Officer Mike Cory

JACKSONVILLE, Fla. – October 12, 2026 – CSX (NASDAQ: CSX) announced today that Mike Cory, executive vice president and chief operating officer, is retiring from the company. Mike will work with the entire leadership team to ensure a smooth transition.

“Mike has dedicated his career to the railroad industry and has made significant contributions to CSX, our customers, and our employees, helping drive safety and productivity to record levels while developing a strong bench of leaders across our Operations organization,” said Steve Angel, president and chief executive officer. “On behalf of the entire company and our Board of Directors, I want to thank him for his leadership and commitment to CSX. We wish him all the best in retirement.”

Doug Ryhorchuk, senior vice president of Operations, and Casey Albright, senior vice president of Network Operations and Service Design, will now report directly to Angel. Ryhorchuk spent nearly four decades at CN before coming to CSX in 2024 and oversees CSX’s transportation, engineering, and mechanical functions, with a focus on safety and efficiency. Albright has nearly 30 years of service at CSX and leads the design and execution of service plans that strengthen network fluidity and service reliability.

“CSX has a deep and experienced operations leadership team,” Angel said. “I have great confidence in Doug, Casey, and our entire Operations organization. Under their leadership, our priorities remain the same: operating safely, delivering consistent and reliable service to our customers, and driving long-term value for our shareholders as we continue working to make CSX the best-performing railroad in North America.”

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on X, formerly known as Twitter (https://x.com/CSX).

Contact:
Matthew Korn, CFA, Investor Relations
904-366-4515

Austin Staton, Corporate Communications
855-955-6397
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